EXHIBIT 10.6

Non-Employee Director Compensation Summary Sheet

Annual Retainer	$35,000

Type of Meeting	AMOUNT PAID PER MEETING
Board Meeting	$3,500
Special Meeting	3,500
Telephonic Board Meeting	1,000
Compensation & Nominating Committee Meeting	1,500
Audit Committee Meeting	3,000
Executive Committee Meeting	3,500
Additional Fee for Chairperson (except Audit)	1,500
Additional Fee for Audit Committee Chairperson	2,000